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SECURITIES AND EXCHANGE COMMISSION
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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)
SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
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The following press release was released and posted on the website www.saveusat.com on December 17, 2009:
FOR RELEASE
Shareholder Advocates for Value Enhancement (SAVE) Seeks
Injunction Against USA Technologies
USA Technologies Annual Meeting was Convened
As Originally Scheduled on December 15, 2009 and
Votes Were Received by Inspector of Elections
New York—December 17, 2009—Shareholder Advocates for Value Enhancement (SAVE), a group of shareholders of USA Technologies, Inc. (Nasdaq: USAT) unaffiliated with the Company, announced today that on December 14, SAVE filed a legal action against the Company in Federal Court in the Eastern District of Pennsylvania seeking, among other things, to require USAT to hold its December 15, 2009 Annual Meeting as originally scheduled.
          On the same day, SAVE and USAT entered into a stipulation pursuant to which the Company convened its 2010 Annual Meeting on December 15, 2009. The meeting was convened and the Company opened the polls and received all duly-cast votes. Pursuant to the stipulation, following the receipt of such votes, the meeting was adjourned pending the Court’s ruling on SAVE’s motion to enjoin USAT’s purported rescheduling of the Annual Meeting to June 15, 2010.
          Bradley M. Tirpak, one of SAVE’s committee members and one of its Board director nominees, said: “We are delighted that the Annual Meeting was convened and that votes were cast at the Annual Meeting.”
          On December 17, 2009, the Court entered an Order requiring the independent inspector of elections to release the tally of votes cast at the Annual Meeting to USAT and SAVE immediately and directing both USAT and SAVE to keep the results of the tally confidential until after the Court has ruled on SAVE’s motion for an injunction.

Investors:	Media:
Morrow & Co., LLC	Ketchum
Michael Verrechia	Judy Brennan
203-658-9400	Judith. Brennan@Ketchum.com
312-228-6884
Drew Ferguson
Drew.Ferguson@Ketchum.com
312-228-6872